                                                                    Exhibit 23.3


[KPMG LETTERHEAD]

         1000 Walnut, Suite 1600
         P.O. Box 13127
         Kansas City, MO 64199



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Toastmaster Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of Salton, Inc. of our report dated March 16, 1999 relating to the consolidated balance sheets of Toastmaster Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1998 which report appears in the June 26, 1999 annual report on Form 10-K of Salton, Inc.


KPMG LLP
Kansas City, Missouri
March 2, 2000